UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

CABELA’S INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-32227	20-0486586
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Cabela Drive, Sidney, Nebraska	69160
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (308) 254-5505

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2015, Cabela’s Incorporated (the “Company”) announced that, effective August 31, 2015, Brian J. Linneman, the Company’s Executive Vice President and Chief Merchandising Officer, will transition from his current position and will become a strategic advisor.

On August 14, 2015, in connection with Mr. Linneman’s transition, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Linneman. The table below summarizes the key terms of the Employment Agreement.

Term	Through August 31, 2017.
Position and Duties	Strategic advisor.
Base Salary
Through August 31, 2017	Annual base salary of $525,000.
Bonuses
Fiscal 2015	Minimum bonus opportunity of $131,250, target bonus opportunity of $525,000, and maximum bonus opportunity of $787,500 based on the Company’s achievement of applicable business performance objectives.
After Fiscal 2015	None.
Obligations of Company upon Termination
Good Reason, other than Cause, Disability
Subject to Mr. Linneman’s execution of a release, upon termination of Mr. Linneman’s employment by the Company without cause or by Mr. Linneman for good reason or as a result of Mr. Linneman’s death or disability, Mr. Linneman is entitled to:
•    Accrued and unpaid obligations (including base salary and unreimbursed business expenses);
•    Severance equal to the amount of base salary Mr. Linneman would have received through the end of the term of the Employment Agreement; and
•    Accelerated vesting of outstanding equity awards.

Cause, other than for Good Reason
In the event the Company terminates Mr. Linneman’s employment for cause or Mr. Linneman terminates employment without good reason, Mr. Linneman is entitled to accrued, unpaid base salary, unreimbursed business expenses, and other items earned by and owed to Mr. Linneman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABELA'S INCORPORATED

Dated:	August 14, 2015	By:	/s/ Ralph W. Castner
Ralph W. Castner
Executive Vice President and Chief Financial Officer